Exhibit 10.2

 MANAGEMENT AND SERVICES AGREEMENT

This MANAGEMENT AND SERVICES AGREEMENT (this "Agreement") is made as of July __, 2019, effective as of March 1, 2019, by and between Exactus, Inc. (the "Company"), a Nevada corporation, Ceed2Med, LLC (“C2M”), a Florida limited liability company, Vladislav Yampolsky (“Yampolsky”), Jamie Goldstein (“Goldstein”) and Emiliano Aloi (“Aloi”).

RECITALS

WHEREAS, C2M was founded in 2018 by Goldstein and Yampolsky (the “Founders”) who together with Aloi, have developed and own valuable intellectual property, know-how, knowledge and experience that the Company desires to access, and has established strong relationships, expertise, contacts, opportunities, sources of seed, agricultural expertise, raw materials, products, extraction, production, manufacturing, testing and related capabilities, for the growing, manufacture and sale of hemp-derived CBD products, and are recognized experts in the field of hemp-derived CBD in which they have participated at least 2014 around the world;

WHEREAS, during November 2018 the Company became engaged in the business of hemp-derived CBD following passage of the Agriculture Improvement Act of 2018 (the “2018 Farm Bill”) and entered into discussions for a relationship with C2M in order to prepare for broad participation in the hemp-derived CBD market (the “Company Purpose”);

WHEREAS, in order to pursue the Company Purpose, the Company and C2M determined that the Company would be required to initially obtain sources of supply and/or distribution rights, products and inventory in order to develop and offer retail products and thereafter to seek to expand into additional businesses engaged in CBD through the assistance of C2M;

WHEREAS, C2M and the Company have cooperated in good faith in order to pursue the Company Purpose and in furtherance thereof (A) on January 8, 2019 entered into a Master Product Development and Supply Agreement (the “Supply Agreement”) which provides, among other things, that C2M shall provide ongoing assistance, training, education, manufacturing, distribution, support and supply of various finished products and (B) agreed, for Consideration as described herein, to (i) assign to the Company C2M’s rights (the “EOW Assets”) to subscribe for and purchase a 50.1% interest in Exactus One World, LLC (“EOW”)(formerly known as Burros and Pirates, LLC), an Oregon limited liability company which possessed agricultural assets, rights, including leases, permits and relationships, to permit C2M to become engaged in farming of approximately 200 acres for the production of industrial hemp located in Southwest Oregon, and (ii) highly valuable relationships with seed suppliers and farm operators;

WHEREAS, the Company has determined the C2M relationship provides additional opportunities to expand and desires to secure additional services, assistance and opportunities and Company desires to issue to C2M, the Founders and Aloi, the Consideration set forth herein (the “EOW Consideration”) for assignment (the “Assignment”) of the EOW Assets, and to confirm C2M will, on the terms and subject to the conditions herein and any other agreements providing for additional assistance, the further Consideration referenced herein;

WHEREAS, the Company has engaged Scalar, LLC, an independent valuation concern, to issue a fairness opinion (the “Fairness Opinion”) and perform a valuation regarding the EOW Assets and the EOW Consideration to be paid as provided herein, such Fairness Opinion was presented to the Board of Directors of the Company on May 9, 2019, and the Board of Directors has approved and accepted such Fairness Opinion and has authorized the Company to pay $10 million of its preferred stock, as Consideration for the Assignment and in consideration of the EOW Assets to the persons related to C2M set forth on Schedule A annexed hereto); and

WHEREAS, the additional services, assistance and opportunities the Company desires to secure from C2M, include the following:

●
right of participation for further investment and business opportunities in order to rapidly expand the Company’s business and operations in hemp-derived CBD;
●
executive, sourcing, vendor, product, production and other expertise and resources;
●
appointment of Aloi to the position of President of the Company;
●
introductions to farming and other financing;
●
designs for international “Hemp-Café” store design and franchise opportunities including plans, drawings, approvals and authorizations, leads and contacts;
●
access to leasing of prime real estate in Delray Beach Florida at a location owned by Yampolsky with an option to purchase, and the continuing assistance of Yampolsky in connection with management, design, and promotion of the project;
●
drawings, designs and specifications for extraction, production and manufacturing facilities and resources;
●
brand development and support services.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Appointment of President; Relationship of Company and the President.

Company agrees to appoint Aloi as President and Aloi agrees to accept such appointment as President. C2M and Company hereby agree and do hereby waive any and all conflicts of interest and duties to C2M and the Company incumbent upon Aloi in connection with his appointment hereunder and his continuing assistance to C2M. Aloi shall have such rights and authority as normally accustom such position, and shall report directly to the Chief Executive Officer and the Board of Directors of the Company.

Aloi shall provide management and operational support services to the Company, as President, and as hereinafter provided until his resignation or removal in accordance with the Bylaws of the Company. Until such time as a separate employment agreement is entered into with Aloi and the Company, Aloi shall be entitled to participate in all benefit, incentive, reimbursement and equity plans available to the senior executives of the Company, and shall be entitled to receive such salary and other benefits, paid by the Company.

On and following the date of his appointment as President, Aloi shall be entitled to continue and complete any and all work in process and proposals accepted by C2M, and receive Consideration and benefits from C2M during and after appointment as President hereunder, if any, and distribution or assignment of property (including shares of common stock of the Company owned by C2M) which shall not be deemed a conflict of interest (“In-Process Projects”). Following completion of the In-Process Projects with the parties thereto (including any renewals or extensions thereof), Aloi shall enter into negotiations for customary employment agreement terms under which Aloi will agree to devote his full time efforts and activities to the Company.

Nothing contained herein shall be deemed to make or render the Company a partner, co-venturer or other participant in the business or operations of Aloi, the Founders, or C2M, or in any manner to render Company liable, as principal, surety, guarantor, agent or otherwise for any of the debts, obligations or liabilities of Aloi, the Founders or C2M. Similarly, nothing contained herein shall be deemed to make or render the Founders, Aloi or C2M a partner, co-venturer or other participant in the business or operations of the Company, or in any manner to render the Founders, Aloi or C2M liable, as principal, surety, guarantor, agent or otherwise for any of the debts, obligations or liabilities of Company. The relationship of C2M and the Company is that of shareholder and issuer.

C2M agrees to indemnify and hold harmless the Company, its officers and directors, employees and its affiliates and their respective successors and assigns and each other person, if any, who controls any thereof, against any loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any matter or circumstance arising under or in connection with this Agreement, the business or affairs of C2M, its founders, members or managers, this Agreement or the appointment of Aloi as an executive of the Company, or the inaccuracy or falsity of any representation or warranty or breach or failure by C2M to comply with any covenant or agreement made herein or in any other document furnished by C2M to any of the foregoing in connection with this transaction.

2. Project Management Services.

Commencing on the date of this Agreement, C2M and the Founders will provide, supply and render such additional project management and operational support services as are from time to time requested in order to assist Aloi, as President, and to provide service to the Company, as more specifically described below:

Administer and supervise EOW and agricultural opportunities and farm ventures, initially consisting of 200 acres located in southwest Oregon majority-owned and jointly controlled by the Company.

Administer and supervise the personnel of C2M deployed to service the Company’s business, such as white label/private label sales and support, sales and marketing, sourcing, customer service, project finance and reporting.

Source raw material, extraction, production and manufacturing vendors and acquisition opportunities which shall be presented to the Company for participation or acquisition.

Prepare and oversee financial reports regarding the Company’s assets, inventory and accounts and coordinate such reporting, budgets and forecasts with the Company’s chief financial officer.

Oversee EOW and the agricultural operations of the Company and shall endeavor to timely and accurately report such information to the Company’s chief financial officer and otherwise render assistance with the preparation of the Company’s financial statements and audit thereof.

Provide the Company with such periodic operating reports and statements including but not limited to cash flow statements, income statements, accounts payable and accounts receivable reports and such other reports and information as may be requested by Company from time to time in such form and in such detail as shall be required by the Company according to generally accepted accounting principles consistently applied in the United States.

Supervise the purchase of materials and supplies at the Company’s locations, and assist the Company to acquire, lease, dispose of and repair equipment and facilities necessary to provide extraction, production, end product design, testing, labelling, warehousing and storage for the Company.

Manage design, development, zoning, improvement, construction, architects, engineers, legal and similar services and costs associated with developing the Hemp Café concept and location venue on the premises of the property owned by Yampolsky in Delray Beach, Florida, provided the Company and C2M shall determine a fair lease rental to be paid by Company to Yampolsky and cost allocation methodology, as to which project Yampolsky shall transfer and convey all rights and hereby assigns all right, title and interest in and to such project, including, without limitation, any and all drawings, designs, plans, blueprints, models, contracts, agreements and understandings and Yampolsky and C2M on their own behalf and on behalf of their owners, officers, directors, employees, agents and assigns, agree that they shall not compete with the business by entering into or financing, supporting or supplying any hemp café or similar business for a period of five (5) years following the date hereof anywhere in the world.

Notwithstanding the foregoing, neither C2M or the Founders, or any of their agents or employees, shall have the authority, without the express written consent of the Company, to purchase in the name of the Company, or for use by the Company, any assets, or incur any indebtedness on behalf of the Company.

3. Additional Agreements of C2M.

C2M, the Founders and Aloi agree that at all times during the term of this Agreement it shall:

(a)
Do nothing, and permit nothing to be done (which is within the control of C2M), which will or might cause the Company to operate in an improper or illegal manner or disparage the Company or its business.

(b)
Not cause a default in any of the terms, conditions and obligations of any of the contracts and other agreements of the Company.

(c)
To the extent permissible by law, assist the Company and obtain and maintain in full force all licenses and permits in the State of Florida and Oregon (and other locations where operating) and comply fully with all laws respecting its formation, existence, activities and operations.

(d)
Allow the Company and the employees, attorneys, accountants and other representatives of the Company, full and free access to its books and records, and all of the facilities of C2M, related to the Company and EOW.

4. Consideration “Vesting Conditions”.

“Vesting Conditions” shall mean, unless waived by the Company:

1)
The EOW Valuation shall provide that the value of the Company’s 50.1% interest in EOW is not less than $25,000,000, the stated value of the shares of Preferred Stock shall be $10,000,000 representing the face amount of the shares of Preferred Stock issued hereunder, and Scaler, LLC shall confirm in writing and render is opinion as to the fairness of the EOW transaction (Assignment of EOW Assets) from a financial point of view and the Board of Directors of the Company shall have accepted such valuation and fairness opinion prior to the issuance of the Preferred Stock;
2)
C2M shall have taken steps to prepare for manufacture and delivery of product against Purchase Order No. 001 (not less than 25% of which will be delivered on or prior to June 30, 2019).

5. Consideration

(A) C2M has previously transferred and recorded on the transfer agent records of the Company the issuance to C2M shares of common stock, par value $0.0001 per share, of Company (the “Common Stock”) previously issued to C2M pursuant to the Supply Agreement (and shall assist C2M to transfer or assign to the Founders and Aloi, upon request, or such other designees of C2M as shall be requested in writing accompanied by appropriate transfer agent instructions), such amount as C2M shall designate in writing and authorize the transfer agent for the Common Stock to effectuate such transfers, provided, such assignees shall agree to be bound by the terms of transfer documents required by the Company and its transfer agent.

(B) Company shall authorize and issue $10 million of its Series E Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) to such persons in such amounts as set forth on Schedule A annexed hereto (the “Consideration”).

The Consideration set forth in this Paragraph 5(B) shall constitute all amounts due and owing to C2M, the Founders and Aloi from any and all agreements, understandings or contracts related to the Assignment of the Assets effectuated pursuant to that certain Assignment Agreement and Membership Interest Purchase Agreement dated March 11, 2019 for the right and opportunity for the Company’s subscription for thirty (30%) percent of the membership interests of EOW from C2M and the assignment from C2M to the Company of the option and right to purchase from the members of EOW an additional twenty and one-tenth (20.1%) percent interest of EOW. The Consideration shall satisfy, and C2M, the Founders and Aloi shall accept, such consideration, and neither Company nor EOW shall be required to pay or provide for any additional payments to C2M, the Founders, or Aloi for any matters or things that exist or could exist prior to the date hereof or hereafter including, without limitation, those set forth and contemplated in the preliminary paragraphs hereto, without the express written agreement of the Company.

Upon delivery of certificates representing the Preferred Stock as set forth on Schedule A pursuant to the terms hereof, each of C2M, Founders and Aloi do hereby release and discharge Company from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against Company (including, without limitation, arising in connection with the Supply Agreement and EOW), that C2M, Founders or Aloi, or its or their successors, officers, directors, principals, control persons, past and present officers, directors, employees, advisors, accountants, auditors, attorneys, and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Agreement.

6. Term of Agreement; Termination of Rights.

(a) The term of this Agreement shall commence on its execution, and expire, unless terminated or extended in writing, on December 31, 2019. Upon termination of this Agreement, all books and records relating to the operation of the Company Business shall be immediately returned to the Company. Notwithstanding the foregoing, the Company may terminate this Agreement prior to the expiration of its term upon thirty (30) days advance notice and the payment in full of the Consideration.

7. Miscellaneous.

(a) This Agreement sets forth the entire understanding and agreement among the parties hereto with reference to the subject matter hereof and may not be modified, amended, discharged or terminated except by a written instrument signed by the parties hereto.

(b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without reference to principles of conflicts of laws.

(c) This Agreement may not be assigned by Company or Aloi, except that Company may in its sole discretion assign this Agreement to any of its parents or subsidiaries.

(d) All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by each of the parties hereto and their respective successors and assigns. Except for affiliates of the Company and C2M and their respective shareholders, officers, directors, employees and agents, no person other than the parties hereto shall be a third party beneficiary of this Agreement or have any rights hereunder.

(e) No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other rights, power or remedy.

(f) No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by Company.

(g) Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or Federal court located in the State of Nevada, County of Cook, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right to any party to service of process in any other manner permitted by law.

(h) If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

(i) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(j) The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the date first above written.

Signed this ____ day of July, 2019.

EXACTUS, INC.

By: ___________________________

Name: Kenneth Puzder

Title: Chief Financial Officer

CEED2MED, LLC

By: ___________________________

Name:

Title:

JAMIE GOLDSTEIN

By: ___________________________

VADISLAV YAMPOLSKY

By: ___________________________

EMILIANO ALOI

By: ___________________________

SCHEDULE A

CEED2MED, LLC – $10,000,000 Series E Convertible Preferred Stock